                                   EXHIBIT 12
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


                                                       Year Ended December 31,
                                                       -----------------------
                                        1997           1996       1995       1994       1993
                                        ----           ----       ----       ----       ----
Fixed charges:
    Rent expense                     $ 26,829       $ 17,007   $ 14,111   $ 12,261   $ 11,070
                                     --------       --------   --------   --------   --------
Portion of rent representative of
    an interest factor (1/3)         $  8,943       $  5,669   $  4,699   $  4,087   $  3,690
Interest expense                       29,262         17,225      9,622      7,216      6,160
                                     --------       --------   --------   --------   --------
    Total fixed charges                38,205         22,894     14,321     11,303      9,850

Income (loss) before income taxes
    and extraordinary items (A)        (1,737)         2,523      5,347      1,200      2,972
                                     --------       --------   --------   --------   --------
Earnings before fixed charges (B)    $ 36,468       $ 25,417   $ 19,668   $ 12,503   $ 12,822
                                     --------       --------   --------   --------   --------
Ratio of earnings to fixed charges     (1,737)/(1)/     1.11x      1.37x      1.11x      1.30x
                                     --------       --------   --------   --------   --------
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/(1)/ Earnings were inadequate to cover fixed charges by the amount indicated.